Bullfrog Gold Secures $4.2 Million Debt Facility
Grand Junction, Colorado, December 12, 2012 – Bullfrog Gold Corp (BFGC:OTCBB) (“Bullfrog” or the “Company”) is pleased to announce the execution of a secured $4.2 million debt facility (Facility) with RMB Australia Holdings Limited (RMBAH). Funds from this facility are specifically for advancing the Newsboy Gold Project (Project) located 50 miles NW of Phoenix, Arizona and certain administrative costs. An 18-month budget and program includes drilling 28,000 feet in 69 exploration and development holes and furthering environmental, engineering and economic studies. The balance of funds drawn will be used for project and corporate administration, including property payments, financing fees and debt service.

The Facility includes an arrangement fee of 7%, bears interest at LIBOR plus 7.0% and is pre-payable without penalty anytime during the two year period from the December 10, 2012 closing date. RMBAH was issued 7 million warrants to purchase the Company’s common stock at a price of $0.35 per share during a three-year exercise period. Per the Facility, Bullfrog agrees to seek a listing on another recognized exchange satisfactory to RMBAH (TSXV, TSX, Amex et al) within one year. The Facility required Bullfrog to deposit $875,000 of equity in a proceeds account to allow the first draw and thereafter maintain a $500,000 equity balance. All legal due diligence and documentation has been completed for the Facility, which was arranged by RMB Resources’ Denver, Colorado office on behalf of RMBAH.

David Beling, President & CEO of Bullfrog commented “This Facility allows Bullfrog to further explore and develop the Project and provides a strong endorsement of the Company’s management and its key Project by a bank of RMB’s international standing and expertise.”

About RMB Resources
RMB Resources a financing unit of Rand Merchant Bank, a member of the FirstRand group, one of the largest financial services groups in South Africa. The company focuses on providing equity and debt financing to small and medium size mining and exploration companies across a broad range of mineral commodities.

About Bullfrog
Bullfrog  is a Delaware corporation that controls the Project where historic resources in the main deposit were estimated in 1992 by predecessor owners at 5.3 million tons averaging 0.044 gold opt and 0.64 silver opt.  The Company also has two highly-prospective properties in Nevada, one of which is adjacent to Barrick Gold’s Bullfrog Mine that produced 2.3 million ounces of gold between 1988 and 1998. More information on the Company and its projects may be obtained from www.BullfrogGold.com, or by emailing info@BullfrogGold.com.

Cautionary Note Regarding Forward Looking Statements
This press release may contain certain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein including those with respect to the objectives, plans and strategies of the Company and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are forward-looking statements that involve various risks and uncertainties.  The Company is presently an exploration stage company.  Exploration is highly speculative in nature, involves many risks, requires substantial expenditures and may not result in the discovery of sufficient mineral deposits that can be mined profitably.  Furthermore, the Company currently has no reserves on any of its properties.  As a result, there can be no assurance that such forward-looking statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  Additional information regarding important factors that could cause actual results to differ materially from the Company's expectations is disclosed in the Company's documents filed from time to time with the United States Securities & Exchange Commission.

David Beling, PE
President, CEO & Director
970-628-1670